EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:
Tripp Sullivan
T 615-760-1104

Jim Fleming
T 404-465-2200

E IR@columbiapropertytrust.com
Columbia Property Trust Reports Second Quarter 2015 Results
ATLANTA--July 30, 2015--Columbia Property Trust, Inc. (the “Company”) (NYSE: CXP) reported financial results today for the second quarter ended June 30, 2015.
Highlights:

•
For the second quarter of 2015, Normalized Funds from Operations (FFO) per diluted share was $0.53, Adjusted Funds from Operations (AFFO) per diluted share was $0.37, and Net Income Attributable to Common Stockholders per diluted share was $0.07

•	Expanded our presence in Midtown Manhattan with the agreement in July 2015 to acquire 229 West 43rd Street for $516 million, which is expected to close within 30 days

•	Disposition of 11 non-core assets in July for $433 million completes the majority of 2015 dispositions previously identified

•	In June and July, repaid $333 million of secured debt and recast $950 million of unsecured bank debt with longer maturities and lower borrowing costs

•
Completed 165,000 square feet of leasing during the second quarter, including 105,000 square feet of renewals, with a 22.5% increase in rental rates on a cash basis and a 35.8% increase in rental rates on a GAAP basis

"We've continued to enhance our portfolio by acquiring key assets in our target markets, selling buildings in non-core markets, and leasing proactively across the portfolio,” noted Nelson Mills, President and CEO of Columbia Property Trust.  “We've established a high quality portfolio that is well leased overall, yet positioned for strong growth over the next several years.
"We're very pleased with the timing and pricing we achieved on the recent disposition of 11 non-core assets, another big step forward in the execution of our strategy.  The agreement earlier this month to acquire 229 West 43rd Street further advances our high-barrier market presence and positions us to compete in New York with a mix of value-add and stable properties.  Our largest markets are now San Francisco, New York and Washington, D.C. We have strong income growth opportunities in each of these cities as well as in other key markets. Our team is working diligently and creatively to capture these value-creation opportunities across the portfolio."

Acquisition Activity:
In July 2015, we announced an agreement to acquire the office portion, 481,110-square-feet, of 229 West 43rd Street, a 16-story, 731,596-square-foot Class-A office building in Midtown Manhattan, for $516 million. The acquisition, which is targeted to close within 30 days, is expected to have first-year net operating income (NOI) of approximately $22.3 million and significantly increase the percentage of annualized lease revenues concentrated in CBD and high-barrier markets and multi-tenant properties.
Disposition Activity:
In July, we announced the disposition of 11 properties for $433 million. These 11 properties are located in suburban areas and are principally single-tenant office properties, totaling 2.9 million square feet. Proceeds from the disposition were used to facilitate the repayment of a $207 million loan secured by 333 Market in San Francisco, a $21 million mortgage loan secured by 215 Diehl Road in Chicago and a $105 million loan secured by 100 East Pratt in Baltimore.
Financing Activity:
In July, we entered into a new $500 million unsecured revolving credit facility, which matures in July 2019 with two six-month extension options and bears interest at a rate of 100 basis points over LIBOR based on current credit ratings.
In July, we also replaced our $450 million unsecured term loan maturing in February 2016 with two separate facilities. The new $300 million unsecured term loan matures in July 2020 and bears interest at 110 basis points over LIBOR. The new $150 million unsecured term loan matures in July 2022 and bears interest at 155 basis points over LIBOR, which has been fixed at a rate of 3.52% with an interest swap.
Portfolio Highlights:

•
During the second quarter, we entered into leases for 165,000 rentable square feet of office space with an average lease term of approximately 7.7 years. Our second quarter leasing activity included 60,000 square feet of new leases and 105,000 square feet of renewal leases.

•
As of June 30, 2015, our portfolio of 38 office properties was 92.1% leased and 90.9% occupied compared with 93.5% leased and 92.2% occupied as of June 30, 2014, and 92.3% leased and 91.2% occupied as of March 31, 2015.

•	For leases executed during the quarter, we experienced a 22.5% increase in rental rates on a cash basis and a 35.8% increase in rental rates on a GAAP basis.
Financial Results:
Net Income Attributable to Common Stockholders was $8.7 million, or $0.07 per diluted share, for the second quarter of 2015, compared with $8.0 million, or $0.06 per diluted share, for the second quarter of 2014.
Normalized FFO was $66.3 million, or $0.53 per diluted share, for the second quarter of 2015, compared with $66.6 million, or $0.53 per diluted share, in the prior-year period.
AFFO was $45.8 million, or $0.37 per diluted share, for the second quarter of 2015, compared with $56.0 million, or $0.45 per diluted share, in the prior-year period.
NOI for the second quarter of 2015 increased 3.8% on a GAAP basis and increased 0.3% on a cash basis compared with the prior-year period. Same Store NOI for the second quarter of 2015 decreased 1.0% on a GAAP basis compared with the prior-year period and decreased 1.7% on a cash basis.

Distributions:
For the second quarter of 2015, we paid a dividend of $0.30 per share, or an annualized rate of $1.20 per share. The dividend was paid on June 16, 2015, to stockholders of record as of June 1, 2015.
Guidance for 2015:
For the year ending December 31, 2015, the Company continues to expect Normalized FFO in a range of $1.85 to $1.91 per diluted share, and Net Income Available to Common Stockholders in the range of $0.17 to $0.23 per diluted share.
A reconciliation of projected Net Income Available to Common Stockholders per diluted share to projected FFO and Normalized FFO per diluted share is provided as follows:

	Full Year
	2015 Range
	Low	High
Net income available to common stockholders	$0.17	$0.23
Add: Real estate depreciation & amortization	1.66	1.66
FFO	1.83	1.89
Add: Acquisition costs	0.02	0.02
Normalized FFO	$1.85	$1.91
Our guidance for 2015 is based on the following assumptions for our portfolio. This guidance excludes the impact of the GAAP treatment of gains or losses on interest rate swaps and assumes no additional acquisitions during the year.

•	Leased percentage at year end 2015 of 91.0% to 93.0%

•	GAAP straight-line rental income of $14 million to $17 million

•	G&A of $31 million to $33 million, excluding any unusual or one-time items

•	Acquisitions of $1.1 billion ($588 million completed and $516 million announced)

•	Dispositions of $500 million to $600 million ($433 million completed to date)

•	Weighted average diluted share count of 125.0 million
Jim Fleming, Executive Vice President and Chief Financial Officer, added, "As evidenced by the second quarter results, our portfolio is performing well. The timing of the portfolio sale early in the third quarter would have caused our 2015 FFO to fall near the bottom of our expected range, but this timing will be offset by the expected acquisition of 229 West 43rd Street. With our capital markets activity, we have returned the balance sheet once again to a level that allows us to be disciplined, yet opportunistic, in our pursuit of new investments such as this latest addition to our market presence in Midtown Manhattan."
These estimates reflect management’s view of current market conditions and incorporate certain economic and operational assumptions and projections. This annual guidance includes the continued enhancement of the portfolio based on the above assumptions. Actual results could differ from these estimates. Note that individual quarters may fluctuate on both a cash basis and a GAAP basis due to the timing of acquisitions and dispositions, lease commencements and expirations, the timing of repairs and maintenance, capital expenditures, capital markets activities and one-time revenue or expense events. In addition, the Company’s guidance is based on information available to management as of the date of this release.

Investor Conference Call and Webcast:
We will host a conference call and live audio webcast, both open for the general public to hear, on Friday, July 31, 2015, at 10:00 a.m. ET to discuss financial results, business highlights, and provide a Company update. The number to call for this interactive teleconference is (412) 317-6016. A replay of the conference call will be available through August 7, 2015, by dialing (877) 344-7529 and entering the confirmation number, 10067522.
The live audio webcast of the Company's quarterly conference call will be available online in the Investor Relations section of the Company's website at ColumbiaPropertyTrust.com. The online replay will be available in the Investor Relations section of the Company's website shortly after the call and archived for approximately twelve months following the call.
About Columbia Property Trust
Columbia Property Trust is a fully integrated real estate investment trust that operates, manages, and acquires Class-A office buildings concentrated in CBD locations, with approximately half of its portfolio, as measured by annualized lease revenue, located in high-barrier primary markets. As of July 1, 2015, Columbia owned 27 office properties and one hotel, which included 40 buildings totaling 13.4 million square feet of office space. For more information about Columbia Property Trust, please visit www.ColumbiaPropertyTrust.com.

Non-GAAP Supplemental Financial Measure Definitions:
Funds from Operations - FFO, as defined by the National Association of Real Estate Investment Trusts (NAREIT), represents net income (computed in accordance with GAAP), plus depreciation of real estate assets and amortization of lease-related costs, excluding gains (losses) on sales of real estate and impairment losses on real estate assets. The Company computes FFO in accordance with NAREIT's definition, which may differ from the methodology for calculating FFO, or similarly titled measures, used by other companies and this may not be comparable to those presentations. We consider FFO an appropriate supplemental performance measure given its wide use by and relevance to investors and analysts. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets, which assume that the value of real estate diminishes predictably over time.
Normalized FFO - We calculate Normalized FFO by starting with FFO, as defined by NAREIT, and adjusting for (i) real estate acquisition-related costs, (ii) listing costs, and (iii) gain (loss) on early extinguishment of debt. Such items create significant earnings volatility. We believe Normalized FFO provides a meaningful measure of our operating performance and more predictability regarding future earnings potential. Normalized FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income; therefore, it should not be compared to other REITs' equivalent to Normalized FFO.
Adjusted Funds from Operations - AFFO is calculated by adjusting Normalized FFO to exclude (i) additional amortization of lease assets (liabilities), (ii) straight-line rental income, (iii) gain (loss) on interest rate swaps, (iv) recurring capital expenditures, and adding back (v) stock based compensation expense and (vi) non-cash interest expense. Because AFFO adjusts for income and expenses that we believe are not reflective of the sustainability of our ongoing operating performance, we believe AFFO provides useful supplemental information. AFFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income, as an alternative to net cash flows from operating activities or as a measure of our liquidity.
EBITDA - EBITDA is defined as net income before interest, taxes, depreciation and amortization. We believe EBITDA is a reasonable measure of our liquidity. EBITDA is a non-GAAP financial measure and should not be viewed as an alternative measurement of cash flows from operating activities or other GAAP basis liquidity measures. Other REITs may calculate EBITDA differently and our calculation should not be compared to that of other REITs.
Adjusted EBITDA - Adjusted EBITDA is defined as net income before interest, taxes, depreciation and amortization and incrementally removing any impairment losses, gains or losses from sales of property, real estate acquisition-related costs, discontinued operations adjustments, or other extraordinary items. We do not include impairment losses in this measure because we feel these types of losses create volatility in our earnings and make it difficult to determine the earnings generated by our ongoing business. We believe adjusted EBITDA is a reasonable measure of our liquidity. Adjusted EBITDA is a non-GAAP financial measure and should not be viewed as an alternative measurement of cash flows from operating activities or other GAAP basis liquidity measures. Other REITs may calculate adjusted EBITDA differently and our calculation should not be compared to that of other REITs.
Cash Net Operating Income (Cash NOI) - Cash NOI is defined as Adjusted EBITDA adjusted for (i) portfolio general and administrative expense, (ii) interest rate swap valuation adjustments, (iii) interest expense associated with interest rate swaps, (iv) GAAP lease termination income, (v) non-cash property operations, (vi) straight-line rental income, (vii) net effect of above/(below) market amortization, and (viii) discontinued operations adjustments. The company uses this measure to assess its operating results and believes it is important in assessing operating performance. Cash NOI is a non-GAAP measure which does not have any standard meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other companies.
GAAP Net Operating Income (GAAP NOI) - GAAP NOI is defined as Adjusted EBITDA adjusted for (i) portfolio general and administrative expense, (ii) interest rate swap valuation adjustments, (iii) interest expense associated with interest rate swaps, (iv) GAAP lease termination income, (v) discontinued operations adjustments. The company uses this measure to assess its operating results and believes it is important in assessing operating performance. GAAP NOI is a non-GAAP measure which does not have any standard meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other companies.
Forward-Looking Statements:
Certain statements contained in this press release other than historical facts may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in those acts. Such statements include, in particular, statements about our plans, strategies, guidance, and prospects and are subject to certain risks and uncertainties, including known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We make no representations or warranties (express or implied) about the accuracy of any such forward-looking statements contained in this press release, and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Any such forward-looking statements are subject to risks, uncertainties, and other factors and are based on a number of assumptions involving judgments with respect to, among other things, future economic, competitive, and market conditions, all of which are difficult or impossible to predict accurately. To the extent that our assumptions differ from actual conditions, our ability to accurately anticipate results expressed in such forward-looking statements, including our ability to generate positive cash flow from operations, make distributions to stockholders, and maintain the value of our real estate properties, may be significantly hindered. See Item 1A in the Company's most recently filed Annual Report on Form 10-K for the year ended December 31, 2014 and subsequently filed periodic reports for a discussion of some of the risks and uncertainties that could cause actual results to differ materially from those presented in our forward-looking statements. The risk factors described in our Annual Report are not the only ones we face, but do represent those risks and uncertainties that we believe are material to us. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also harm our business.
Management's Quotes:
Quotes attributed to management within this document reflect management's beliefs at the time of release.

COLUMBIA PROPERTY TRUST, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per-share amounts)

	(Unaudited)
	June 30, 2015	December 31, 2014
Assets:
Real estate assets, at cost:
Land	$849,042	$785,101
Buildings and improvements, less accumulated depreciation of $616,274 and $660,098, as of June 30, 2015 and December 31, 2014, respectively	3,071,335	3,026,431
Intangible lease assets, less accumulated amortization of $264,564 and $313,822, as of June 30, 2015 and December 31, 2014, respectively	265,735	247,068
Construction in progress	39,777	17,962
Real estate assets held for sale, less accumulated depreciation and amortization of $139,820, as of June 30, 2015	372,484	—
Total real estate assets	4,598,373	4,076,562
Cash and cash equivalents	33,742	149,790
Tenant receivables, net of allowance for doubtful accounts of $0 and $3 as of June 30, 2015 and December 31, 2014	8,551	6,945
Straight-line rent receivable	107,727	116,489
Prepaid expenses and other assets	28,910	52,143
Deferred financing costs, less accumulated amortization of $16,695 and $15,205, as of June 30, 2015 and December 31, 2014, respectively	9,811	8,426
Intangible lease origination costs, less accumulated amortization of $179,438 and $219,626, as of June 30, 2015 and December 31, 2014, respectively	84,407	105,528
Deferred lease costs, less accumulated amortization of $37,166 and $36,589, as of June 30, 2015 and December 31, 2014, respectively	97,834	102,995
Investment in development authority bonds	120,000	120,000
Other assets held for sale, less accumulated amortization of $42,181, as of June 30, 2015	36,878	—
Total assets	$5,126,233	$4,738,878
Liabilities:
Line of credit and notes payable	$1,517,696	$1,430,884
Bonds payable, net of discounts of $1,171 and $818, as of June 30, 2015 and December 31, 2014, respectively	598,829	249,182
Accounts payable, accrued expenses, and accrued capital expenditures	93,144	106,276
Deferred income	22,304	24,753
Intangible lease liabilities, less accumulated amortization of $79,607 and $84,935, as of June 30, 2015 and December 31, 2014, respectively	71,387	74,305
Obligations under capital leases	120,000	120,000
Liabilities held for sale, less accumulated amortization of $3,662, as of June 30, 2015	28,239	—
Total liabilities	2,451,599	2,005,400
Commitments and Contingencies (Note 6)	—	—
Equity:
Common stock, $0.01 par value, 225,000,000 shares authorized, 125,075,802 and 124,973,304 shares issued and outstanding as of June 30, 2015 and December 31, 2014, respectively	1,250	1,249
Additional paid-in capital	4,603,107	4,601,808
Cumulative distributions in excess of earnings	(1,928,350)	(1,867,611)
Cumulative other comprehensive loss	(1,373)	(1,968)
Total equity	2,674,634	2,733,478
Total liabilities and equity	$5,126,233	$4,738,878

COLUMBIA PROPERTY TRUST, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per-share amounts)

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues:
Rental income	$112,916	$103,821	$225,725	$204,388
Tenant reimbursements	26,519	22,934	54,768	46,667
Hotel income	6,964	6,505	11,957	10,566
Other property income	1,725	3,497	3,217	4,304
	148,124	136,757	295,667	265,925
Expenses:
Property operating costs	48,083	38,832	97,837	77,812
Hotel operating costs	5,147	4,689	9,738	8,830
Asset and property management fees	503	675	900	964
Depreciation	33,813	30,169	67,820	57,473
Amortization	23,738	20,221	46,957	38,742
Impairment loss on real estate assets	—	1,432	—	14,982
General and administrative	7,080	8,412	15,124	15,358
Acquisition expenses	—	6,102	1,995	6,102
	118,364	110,532	240,371	220,263
Real estate operating income	29,760	26,225	55,296	45,662
Other income (expense):
Interest expense	(22,765)	(18,860)	(44,249)	(36,770)
Interest and other income	1,807	1,802	3,640	3,612
Loss on interest rate swaps	(2)	(105)	(8)	(335)
Loss on early extinguishment of debt	—	—	(477)	—
	(20,960)	(17,163)	(41,094)	(33,493)
Income before income tax benefit (expense)	8,800	9,062	14,202	12,169
Income tax benefit (expense)	(91)	(351)	105	(7)
Income from continuing operations	8,709	8,711	14,307	12,162
Discontinued operations:
Operating income (loss) from discontinued operations	—	(40)	—	237
Loss on disposition of discontinued operations	—	(650)	—	(978)
Loss from discontinued operations	—	(690)	—	(741)
Net income	$8,709	$8,021	$14,307	$11,421
Per-share information – basic:
Income from continuing operations	$0.07	$0.07	$0.11	$0.10
Loss from discontinued operations	$0.00	$(0.01)	$0.00	$(0.01)
Net income	$0.07	$0.06	$0.11	$0.09
Weighted-average common shares outstanding – basic	124,925	124,860	124,914	124,855
Per-share information – diluted:
Income from continuing operations	$0.07	$0.07	$0.11	$0.10
Loss from discontinued operations	$0.00	$(0.01)	$0.00	$(0.01)
Net income	$0.07	$0.06	$0.11	$0.09
Weighted-average common shares outstanding – diluted	125,017	124,919	124,981	124,901
Dividends per share	$0.30	$0.30	$0.60	$0.60

COLUMBIA PROPERTY TRUST, INC.
FUNDS FROM OPERATIONS, NORMALIZED FUNDS FROM OPERATIONS
AND ADJUSTED FUNDS FROM OPERATIONS
(in thousands, except per-share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Reconciliation of Net Income to Funds From Operations, Normalized Funds From Operations and Adjusted Funds From Operations:
Net income	$8,709	$8,021	$14,307	$11,421
Adjustments:
Depreciation of real estate assets	33,813	30,169	67,820	57,473
Amortization of lease-related costs	23,738	20,221	46,957	38,742
Impairment loss on real estate assets	—	1,432	—	14,982
Loss on sale of real estate assets - discontinued operations	—	650	—	978
Funds From Operations adjustments	57,551	52,472	114,777	112,175
FFO	66,260	60,493	129,084	123,596
Real estate acquisition related costs	—	6,102	1,995	6,102
Loss on early extinguishment of debt	—	—	477	—
Normalized FFO	66,260	66,595	131,556	129,698
Other income (expenses) included in net income, which do not correlate with our operations:
Additional amortization of lease assets (liabilities)(1)	(2,210)	(924)	(4,952)	(1,200)
Straight-line rental income(2)	(3,822)	1,501	(7,759)	(855)
Gain on interest rate swaps	(1,319)	(1,227)	(2,634)	(2,324)
Stock-based compensation expense in general and administrative(3)	1,015	516	2,029	1,023
Non-cash interest expense(4)	917	776	1,986	1,512
Total other non-cash adjustments	(5,419)	642	(11,330)	(1,844)
Recurring capital expenditures(5)	(15,005)	(11,203)	(28,152)	(30,547)
Adjusted FFO	$45,836	$56,034	$92,074	$97,307
Per-share information - basic
FFO per share	$0.53	$0.48	$1.03	$0.99
Normalized FFO per share	$0.53	$0.53	$1.05	$1.04
Adjusted FFO per share	$0.37	$0.45	$0.74	$0.78
Weighted-average shares outstanding - basic	124,925	124,860	124,914	124,855
Per-share information - diluted
FFO per share	$0.53	$0.48	$1.03	$0.99
Normalized FFO per share	$0.53	$0.53	$1.05	$1.04
Adjusted FFO per share	$0.37	$0.45	$0.74	$0.78
Weighted-average shares outstanding - diluted	125,017	124,919	124,981	124,901

(1)
GAAP implicitly assumes that the value of intangible lease assets (liabilities) diminishes predictably over time and, thus, requires these charges to be recognized ratably over the respective lease terms. Such intangible lease assets (liabilities) arise from the allocation of acquisition price related to direct costs associated with obtaining a new tenant, the value of opportunity costs associated with lost rentals, the value of tenant relationships, and the value of effective rental rates of in-place leases that are above or below market rates of comparable leases at the time of acquisition. Like real estate values, market lease rates in aggregate have historically risen or fallen with local market conditions.

(2)	Prior to first quarter 2015, adjustments for straight-line rent related to lease terminations were included.

(3)	This item represents the noncash impact of compensation expense related to stock grants under our Long-Term Incentive Plan.

(4)
This item represents amortization of financing costs paid in connection with executing our debt instruments, and the accretion of premiums (and amortization of discounts) on certain of our debt instruments. GAAP requires these items to be recognized over the remaining term of the respective debt instrument, which may not correlate with the ongoing operations of our real estate portfolio.

(5)
Recurring Capital Expenditures are defined as capital expenditures incurred to maintain the building structure and functionality, and to lease space at our properties in their current condition. Recurring capital expenditures include building capital, tenant improvements, and leasing commissions. This measure excludes capital for first generation leasing and acquisitions.

COLUMBIA PROPERTY TRUST, INC.
NET OPERATING INCOME AND SAME STORE NET OPERATING INCOME - CASH BASIS
(in thousands, unaudited)

	Three Months Ended June 30,
	2015	2014
Reconciliation of Net Income to Net Operating Income - Cash Basis and Same Store Net Operating Income - Cash Basis:
Net income	$8,709	$8,021
Net interest expense	22,762	18,860
Interest income from development authority bonds	(1,800)	(1,800)
Income tax benefit	91	351
Depreciation	33,813	30,169
Amortization	23,738	20,221
EBITDA	$87,313	$75,822
Real estate acquisition costs	—	6,102
Impairment loss	—	1,432
Loss on disposition of real estate assets - discontinued operations	—	650
Adjusted EBITDA	$87,313	$84,006
General and administrative	7,080	8,412
Interest rate swap valuation adjustment	(1,319)	(1,227)
Interest expense associated with interest rate swaps	1,321	1,332
Lease termination income (1)	(1,295)	(3,138)
Straight-line rental income	(3,822)	(1,789)
Net effect of above/(below) market amortization	(2,210)	(1,092)
Non-cash property operations	—	169
Operating loss from discontinued operations - cash basis	—	110
Net Operating Income - Cash Basis	$87,068	$86,783
Net Operating Income from:
Acquisitions(2)	(9,728)	(943)
Dispositions(3)	(3)	(7,130)
Same Store NOI - Cash Basis	$77,337	$78,710

(1)	Includes adjustments for straight-line rent related to lease terminations.

(2)	Includes the following acquisitions: 315 Park Avenue South, 1881 Campus Commons, 116 Huntington Avenue, 650 California Street, and 221 Main Street.

(3)	Includes the following dispositions: Lenox Park Buildings, 9 Technology Drive, 7031 Columbia Gateway Drive, 200 South Orange, and 160 Park Avenue.

COLUMBIA PROPERTY TRUST, INC.
NET OPERATING INCOME AND SAME STORE NET OPERATING INCOME - GAAP BASIS
(in thousands, unaudited)

	Three Months Ended June 30,
	2015	2014
Reconciliation of Net Income to Net Operating Income - GAAP Basis and Same Store Net Operating Income - GAAP Basis:
Net income	$8,709	$8,021
Net interest expense	22,762	18,860
Interest income from development authority bonds	(1,800)	(1,800)
Income tax benefit	91	351
Depreciation	33,813	30,169
Amortization	23,738	20,221
EBITDA	$87,313	$75,822
Real estate acquisition costs	—	6,102
Impairment loss	—	1,432
Loss on disposition of real estate assets - discontinued operations	—	650
Adjusted EBITDA	$87,313	$84,006
General and administrative	7,080	8,412
Interest rate swap valuation adjustment	(1,319)	(1,227)
Interest expense associated with interest rate swaps	1,321	1,332
Lease termination income(1)	(1,295)	(3,138)
Loss on sale of real estate assets - discontinued operations	—	279
Net Operating Income - GAAP Basis	$93,100	$89,664
Net Operating Income from:
Acquisitions(2)	(13,618)	(1,869)
Dispositions(3)	(3)	(7,532)
Same Store NOI - GAAP Basis	$79,479	$80,263

(1)	Includes adjustments for straight-line rent related to lease terminations.

(2)	Includes the following acquisitions: 315 Park Avenue South, 1881 Campus Commons, 116 Huntington Avenue, 650 California Street, and 221 Main Street.

(3)	Includes the following dispositions: Lenox Park Buildings, 9 Technology Drive, 7031 Columbia Gateway Drive, 200 South Orange Building, and 160 Park Avenue.